Exhibit 21.1

IPSCO Inc.

2005 FORM 10-K

SUBSIDIARIES

Set out below are IPSCO’s significant subsidiaries, each of which is wholly owned, and their jurisdictions of incorporation:

Canada

IPSCO Direct Inc. (Alberta Corporation)

IPSCO Recycling Inc. (Canada Corporation)

IPSCO Sales Inc. (Canada Corporation)

IPSCO Saskatchewan Inc. (Canada Corporation)

General Scrap Partnership (Saskatchewan General Partnership)

Western Steel Limited (British Columbia Corporation)

United States

IPSCO Construction Inc. (Alabama Corporation)

IPSCO Enterprises Inc. (Delaware Corporation)

IPSCO Minnesota Inc. (Delaware Corporation)

IPSCO Sales Inc. (Delaware Corporation)

IPSCO Steel Inc. (Delaware Corporation)

IPSCO Steel (Alabama) Inc. (Alabama Corporation)

IPSCO Texas Inc. (Delaware Corporation)

IPSCO Tubulars Inc. (Delaware Corporation)

General Scrap Inc. (Delaware Corporation)